Exhibit 99.1

SAIC Announces Financial Results for First Quarter of Fiscal Year 2013

- Revenues: $2.78 billion

- Operating Income: $208 million

- Diluted EPS from Continuing Operations: $0.35

- Cash Flows from Operations: $(361) million

- Net New Business Bookings: $2.1 billion

MCLEAN, Va., May 31, 2012 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the first quarter of fiscal year 2013, which ended April 30, 2012.

“Our performance for the quarter reflects a combination of pressures we are seeing in the market and internal investments being made to prepare for the future,” said John P. Jumper, SAIC president and chief executive officer. “Despite these two factors, I am pleased we delivered positive revenue growth for the quarter, growth that can be attributed to a strategy that leverages our diverse portfolio of government and commercial offerings and the dedicated work of our employees who deliver the highest level of performance to our customers every day.”

Summary Operating Results

Revenues for the first quarter of fiscal 2013 were $2.78 billion, up 3 percent from $2.69 billion in the first quarter of fiscal year 2012. Internal revenue growth represented 2 percent of the consolidated revenue growth.

Operating income for the quarter was $208 million (7.5 percent of revenues), down from $230 million (8.6 percent of revenues) in the first quarter of fiscal year 2012. The reduction in operating income was attributable to increased indirect spending, including bid and proposal costs; an $8 million reduction in net positive changes in contract estimates; and a $6 million gain on the sale of real estate in the prior year quarter.

Income from continuing operations for the quarter was $117 million compared to $130 million in the first quarter of fiscal year 2012. This decline in income from continuing operations was attributable to the reduction in operating income described above, partially offset by a lower effective tax rate.

Diluted earnings per share from continuing operations for the quarter were $0.35, down 3 percent from $0.36 in the first quarter of fiscal year 2012. The diluted share count for the quarter was 330 million, down 5 percent from 348 million in the first quarter of fiscal year 2012.

Segment Operating Results

	Three Months Ended
	April 30		Revenue Growth (%)
	2012	2011	Total	Internal
	($ in millions)
Revenues:
Defense Solutions	$1,174	$1,137	3%	3%
Health, Energy and Civil Solutions	678	657	3%	-3%
Intelligence and Cybersecurity Solutions	930	896	4%	4%
Corporate and Other	—	—	n/a	n/a
Intersegment Elimination	—	(2)	n/a	n/a

Total	$2,782	$2,688	3%	2%

			Operating Margin
			2012	2011
Operating Income (Loss):
Defense Solutions	$101	$90	8.6%	7.9%
Health Energy and Civil Solutions	47	54	6.9%	8.2%
Intelligence and Cybersecurity Solutions	66	86	7.1%	9.6%
Corporate and Other	(6)	—	n/a	n/a

Total	$208	$230	7.5%	8.6%

Defense Solutions

Defense Solutions revenues for the quarter increased 3 percent from the first quarter of fiscal year 2012, all of which was internal growth. This growth was attributable to the continued ramp up of a program to operate and maintain the enterprise network IT infrastructure for the U.S. Department of State, increased activity on systems integration and logistics programs for tactical and mine resistant ambush protected vehicles, and the ramp up of a new program with the Defense Logistics Agency to provide supply chain management of military land and aircraft tires. These increases were partially offset by reduced revenue from the U.S. Army Brigade Combat Team Modernization program, which was terminated during the third quarter of fiscal year 2012.

Defense Solutions operating income for the quarter was 8.6 percent of revenue, up from 7.9 percent of revenue in the first quarter of fiscal 2012 due to reductions in indirect spending.

Health, Energy and Civil Solutions

Health, Energy and Civil Solutions revenues for the quarter increased 3 percent from the first quarter of fiscal year 2012, primarily due to the August 2011 acquisition of Vitalize Consulting Solutions, Inc. Internal revenues decreased 3 percent due to declines in various U.S. federal civilian agency programs and program completions with federal health information technology customers, particularly U.S. Department of Defense military health system customers. These declines were partially offset by increased deliveries of non-intrusive cargo inspection systems, increased design-build volume related to geothermal and biomass power plant construction, and strong growth in commercial health technology consulting services.

Health, Energy and Civil Solutions operating income for the quarter was 6.9 percent of revenue, down from 8.2 percent of revenue in the first quarter of fiscal year 2012. This decline was attributable to higher levels of indirect spending, an increase in amortization expense associated with a prior year acquisition, and unfavorable impacts of changes in contract estimates.

Intelligence and Cybersecurity Solutions

Intelligence and Cybersecurity Solutions revenues for the quarter increased 4 percent from the first quarter of fiscal year 2012, all of which was internal growth, due to increased activity on airborne surveillance programs and cybersecurity programs. These increases were partially offset by a decline in revenues on intelligence analysis programs, primarily due to the drawdown of overseas U.S. military forces and a contract completed in the prior year.

Intelligence and Cybersecurity Solutions operating income for the quarter was 7.1 percent of revenue, down from 9.6 percent of revenue in the first quarter of fiscal 2012 due to increased indirect spending, including increased bid and proposal costs and research and development spending; a reduction in net positive changes in contract estimates; and lower sales of propriety software products that have higher relative margins.

Corporate and Other

Corporate and Other segment operating income for the quarter declined from the first quarter of fiscal year 2012 due to a $6 million gain on the sale of real estate in the prior year quarter.

Cash Generation and Capital Deployment

Cash flow used by operations for the quarter was $361 million, due to the payment of the $500 million CityTime settlement. Days sales outstanding were 70 days, improved from 72 days in the prior year quarter.

On April 30, 2012, the Company paid its initial quarterly cash dividend of $0.12 per share. The Company intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Company’s Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

As of April 30, 2012, the Company had $1.17 billion in cash and cash equivalents and $1.85 billion in long-term debt.

New Business Awards

Net business bookings totaled $2.1 billion in the first quarter of fiscal year 2013, representing a book-to-bill ratio of 0.8. Notable awards received during the quarter include:

•

U.S. Army Aviation and Missile Command Systems and Computer Resources Support (SCRS). The Company received a single award, indefinite-delivery/indefinite-quantity (IDIQ) follow-on task order to provide professional and engineering support services to the Army Aviation & Missile Research, Development & Engineering Center Software Engineering Directorate. The SCRS task order was awarded under the AMCOM Expedited Professional & Engineering Support Services (EXPRESS) contract and will help the Army provide mission critical systems and software engineering expertise to support weapon systems over their life cycle. The task order has a two-year base period, a three-year execution period of performance and a ceiling value of $820 million.

•

Veterans Affairs Benefits Systems. The Company was awarded a $37 million task order by the U.S. Space and Naval Warfare Systems Center Atlantic to provide program management, technical, engineering, application development and operational support required to manage, enhance and develop new solution functionality for Veteran’s Affairs benefit systems. The contract has a one-year base period of performance, one one-year option, and a total value of approximately $37 million if the option is exercised.

•

Transportation Security Administration (TSA) Hazardous Materials Management and Disposal Services. The Company was awarded a prime contract by the Transportation Security Administration to provide hazardous materials management and disposal services at all TSA airport operations and facilities. The single-award contract has an overall period of performance up to five years, including options, and a contract value of more than $46 million if all options are exercised.

The Company’s backlog of signed business orders at the end of the first quarter of fiscal year 2013 was $17.4 billion, of which $5.7 billion was funded. As compared to the end of the first quarter of fiscal year 2012, total backlog decreased 4 percent while funded backlog increased 14 percent. Negotiated backlog does not include any estimate of future task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Based upon its operating and business development performance through the first quarter of the fiscal year, the Company expects its fiscal year 2013 results to be consistent with the forward guidance provided on March 20, 2012. These expectations are:

•	Revenues of $10.7 billion to $11.2 billion;

•	Diluted earnings per share from continuing operations of $1.26 to $1.36; and

•	Cash flows from continuing operations at or above $150 million.

Fiscal year 2013 guidance excludes the impact of potential future acquisitions and other non-ordinary course items.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 40,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $10.6 billion for its fiscal year ended January 31, 2012. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects, ” “intends, ” “plans,” “anticipates, ” “believes, ” “estimates, ” “guidance, ” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and acquisitions. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and agreements of the Company; uncertainties related to the CityTime settlement; developments in the U.S. Government defense budget, including budget reductions, implementation of spending caps or changes in budgetary priorities, or delays in the U.S. Government budget process; delays in the U.S. Government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. Government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering or design build projects; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of May 31, 2012. The Company expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Paul Levi

(703)676-2283

Paul.E.Levi@saic.com

Media Relations:

Melissa Koskovich

(703)676-6762

koskovichm@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30
	2012	2011
Revenues	$2,782	$2,688
Costs and expenses:
Cost of revenues	2,448	2,357
Selling, general and administrative expenses	126	101

Operating income	208	230
Non-operating income (expense):
Interest income	2	1
Interest expense	(29)	(28)
Other income, net	2	4

Income from continuing operations before income taxes	183	207
Provision for income taxes	(66)	(77)

Income from continuing operations	117	130
Discontinued operations:
Income from discontinued operations before income taxes	—	2
Provision for income taxes	—	(1)

Income from discontinued operations	—	1

Net income	$117	$131

Earnings per share (EPS):
Income from continuing operations, as reported	$117	$130
Less distributed and undistributed earnings allocated to participating securities	(3)	(4)

Income from continuing operations, for computing EPS	$114	$126

Net income, as reported	$117	$131
Less distributed and undistributed earnings allocated to participating securities	(3)	(4)

Net income, for computing EPS	$114	$127

Basic:
Income from continuing operations	$0.35	$0.36
Income from discontinued operations	—	0.01

	$0.35	$0.37

Diluted:
Income from continuing operations	$0.35	$0.36
Income from discontinued operations	—	—

	$0.35	$0.36

Weighted average number of shares outstanding:
Basic	330	347

Diluted	330	348

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	April 30, 2012	January 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,167	$1,592
Receivables, net	2,171	2,174
Inventory, prepaid expenses and other current assets	453	439

Total current assets	3,791	4,205
Property, plant and equipment, net	339	348
Intangible assets, net	166	176
Goodwill	1,826	1,826
Deferred income taxes	23	37
Other assets	75	75

	$6,220	$6,667

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,410	$1,964
Accrued payroll and employee benefits	515	508
Income taxes payable	32	—
Notes payable and long-term debt, current portion	553	553

Total current liabilities	2,510	3,025
Notes payable and long-term debt, net of current portion	1,298	1,299
Other long-term liabilities	146	162
Stockholders' equity:
Common stock, $.0001 par value, 2 billion shares authorized, 342 million and 341 million shares issued and outstanding at April 30, 2012 and January 31, 2012, respectively	—	—
Additional paid-in capital	2,038	2,028
Retained earnings	229	164
Accumulated other comprehensive loss	(1)	(11)

Total stockholders’ equity	2,266	2,181

	$6,220	$6,667

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended April 30
	2012	2011
Cash flows from operating activities of continuing operations:
Net income	$117	$131
Income from discontinued operations	—	(1)
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	27	28
Stock-based compensation	24	24
Net gain on sales and disposals of assets	(1)	(8)
Other	1	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	3	(81)
Inventory, prepaid expenses and other current assets	(16)	7
Deferred income taxes	—	1
Other assets	—	(12)
Accounts payable and accrued liabilities	(554)	17
Accrued payroll and employee benefits	9	10
Income taxes payable	28	37
Other long-term liabilities	1	—

Total cash flows provided by (used in) operating activities of continuing operations	(361)	154
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(8)	(9)
Proceeds from sale of assets	—	15
Other	1	2

Total cash flows provided by (used in) investing activities of continuing operations	(7)	8
Cash flows from financing activities of continuing operations:
Payments on notes payable and long-term debt	(1)	(1)
Sales of stock and exercises of stock options	4	7
Repurchases of stock	(19)	(246)
Dividend payment	(41)	—
Other	—	(2)

Total cash flows used in financing activities of continuing operations	(57)	(242)

Decrease in cash and cash equivalents from continuing operations	(425)	(80)

Cash flows from discontinued operations:
Cash used in operating activities of discontinued operations	—	(6)

Decrease in cash and cash equivalents from discontinued operations	—	(6)

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	1

Total decrease in cash and cash equivalents	(425)	(85)

Cash and cash equivalents at beginning of period	1,592	1,367

Cash and cash equivalents at end of period	$1,167	$1,282

SAIC, INC.

BACKLOG BY REPORTABLE SEGMENT

(Unaudited, $ in millions)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. SAIC, Inc. segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized on a quarterly or annual basis by the U.S. Government and other customers, even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years, under which SAIC, Inc. is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated amounts of revenue to be earned in the future from (1) negotiated contracts for which funding has not been appropriated or otherwise authorized and (2) unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of the dates presented was as follows:

	April 30, 2012	January 31, 2012	October 31, 2011	July 31, 2011
Defense Solutions:
Funded backlog	$2,026	$2,143	$2,630	$2,025
Negotiated unfunded backlog	4,605	4,961	4,980	4,948

Total Defense Solutions backlog	6,631	7,104	7,610	6,973
Health, Energy and Civil Solutions:
Funded backlog	1,940	2,077	1,943	1,742
Negotiated unfunded backlog	3,154	3,336	3,423	3,264

Total Health, Energy and Civil Solutions backlog	5,094	5,413	5,366	5,006
Intelligence and Cybersecurity Solutions:
Funded backlog	1,752	1,317	1,685	1,511
Negotiated unfunded backlog	3,880	4,169	4,070	4,234

Total Intelligence and Cybersecurity Solutions backlog	5,632	5,486	5,755	5,745
Total:
Funded backlog	5,718	5,537	6,258	5,278
Negotiated unfunded backlog	11,639	12,466	12,473	12,446

Total backlog	$17,357	$18,003	$18,731	$17,724

SAIC, INC.

INTERNAL REVENUE GROWTH (CONTRACTION) PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth (contraction) percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth (contraction) percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company's prior year period reported revenue.

SAIC, Inc. uses internal revenue growth (contraction) percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth (contraction) percentage is one of two components of the total revenue growth (contraction) percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth (contraction) percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth (contraction) percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth (contraction) percentages for the three months ended April 30, 2012 were calculated as follows:

Three Months Ended April 30, 2012
Defense Solutions:
Prior year period’s revenues, as reported	$1,137
Revenues of acquired businesses for the comparable prior year period	—

Prior year period’s revenues, as adjusted	$1,137
Current year period’s revenues, as reported	1,174

Internal revenue growth	$37

Internal revenue growth percentage	3%

Health, Energy and Civil Solutions:
Prior year period’s revenues, as reported	$657
Revenues of acquired businesses for the comparable prior year period	41

Prior year period’s revenues, as adjusted	$698
Current year period’s revenues, as reported	678

Internal revenue contraction	$(20)

Internal revenue contraction percentage	-3%

Intelligence and Cybersecurity Solutions:
Prior year period’s revenues, as reported	$896
Revenues of acquired businesses for the comparable prior year period	—

Prior year period’s revenues, as adjusted	$896
Current year period’s revenues, as reported	930

Internal revenue growth	$34

Internal revenue growth percentage	4%

Total:
Prior year period’s revenues, as reported	$2,688
Revenues of acquired businesses for the comparable prior year period	41

Prior year period’s revenues, as adjusted	$2,729
Current year period’s revenues, as reported	2,782

Internal revenue growth	$53

Internal revenue growth percentage	2%